                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Portal Software, Inc. for the registration of up to $50,000,000 in the aggregate of shares of its common stock, shares of its preferred stock, equity warrants, and debt securities and to the incorporation by reference therein of our report dated February 14, 2002, with respect to the consolidated financial statements of Portal Software, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
March 27, 2002